SUPPLEMENT DATED: June 20, 2008	Filed Pursuant to Rule 424(b)(3)

(To term sheet dated June 11, 2008, product supplement

STEPS-1, dated April 29, 2008, MTN prospectus

supplement, general prospectus supplement and prospectus,

each dated March 31, 2006)

Supplement Number: 3044

Registration No. 333-132911

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

STEP Income SecuritiesSM Due June 25, 2009 linked to the common stock of Apple Inc.

(the “Notes”)

RE-OPENING OF EXISTING SERIES

This supplement relates to the “re-opening”, or offering of additional securities, of the series of Merrill Lynch & Co., Inc. senior debt securities indicated below (the “Notes”). The Notes offered hereby are being distributed by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

CUSIP: 59023V324

Date of term sheet related to the Notes (the “Related Term Sheet”): June 11, 2008

Principal amount of Notes currently outstanding: $38,950,000

The Notes Offered Hereby

Principal Amount: $350,000

Expected Settlement Date: June 20, 2008

Pricing Information

Original Public Offering Price (per $10 unit): $10.00

Proceeds to Issuer: $343,875

Underwriting Discount: $0.175

Documentation

You should read this term sheet, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page TS-6 of the Related Term Sheet, pages PS-4 to PS-9 of the accompanying product supplement no. STEPS-1 and pages S-3 to S-4 in the accompanying MTN prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Term Sheet dated June 11, 2008:

http://www.sec.gov/Archives/edgar/data/65100/000119312508135672/d424b3.htm

•	Product supplement STEPS-1 dated April 29, 2008:

http://www.sec.gov/Archives/edgar/data/65100/000119312508094327/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Web site is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.